Exhibit 13.3

South Bow Corporation

Condensed Financial Statements

(unaudited)

As at and for the three and nine months ended September 30, 2024

South Bow Corporation Condensed Financial Statements |	1

Condensed Statement of income

(unaudited)	Three months ended September 30, 2024	Nine months ended September 30, 2024
Revenues	—	—
Expenses	—	—
Income before income taxes	—	—
Income tax expense	—	—
Net income	—	—

The accompanying Notes to the condensed financial statements are an integral part of these statements.

2	| South Bow Corporation Condensed Financial Statements

Condensed Balance sheet

(unaudited)	September 30, 2024	December 31, 2023
Assets	—	—
Liabilities and Shareholder’s Equity	—	—

The accompanying Notes to the condensed financial statements are an integral part of these statements.

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Condensed Statement of changes in equity

(unaudited)	Three months ended September 30, 2024	Nine months ended September 30, 2024
Retained earnings, beginning of period	—	—
Retained earnings, end of period	—	—

The accompanying Notes to the condensed financial statements are an integral part of these statements.

4	| South Bow Corporation Condensed Financial Statements

Notes to condensed financial statements (unaudited)

1. DESCRIPTION OF SOUTH BOW CORPORATION’S BUSINESS

South Bow Corporation (South Bow or the Company) was incorporated under the Canada Business Corporations Act on December 15, 2023, for the purpose of spinning out TC Energy Corporation’s (TC Energy) Liquids Pipelines business, along with certain related assets, into a separate publicly traded company. All necessary approvals for the spin-off transaction were obtained and the spin-off transaction occurred on October 1, 2024. For all periods subsequent to September 30, 2024, the Company will consolidate TC Energy’s Liquids Pipelines business, the results of which will be presented on a continuity of interest basis. South Bow’s registered office is located at 707 5 Street SW, Calgary, Alberta, Canada, T2P 0Y3. For the period from the date of incorporation to September 30, 2024, South Bow did not conduct any business activities other than those required for its formation and matters contemplated by the Plan of Arrangement. These unaudited condensed financial statements should be read in conjunction with the audited financial statements of South Bow Corporation for the period of incorporation on December 15, 2023 to December 31, 2023, included in TC Energy’s Management Information Circular dated April 10, 2024.

These condensed financial statements have been prepared on the basis of accounting principles applicable to a going concern, which assumes that South Bow will continue for the foreseeable future and will be able to realize its assets and discharge its liabilities in the normal course of business as they come due. In assessing whether the going concern assumption is appropriate, management takes into account all available information about the future, which is at least, but is not limited to, twelve months from the end of the reporting period.

2. ACCOUNTING POLICIES

The Company’s condensed financial statements have been prepared by management in accordance with U.S. generally accepted accounting principles. The accounting policies applied are consistent with those outlined in the Company’s audited financial statements for the period ended December 31, 2023.

3. SHARE CAPITAL

The Company is authorized to issue an unlimited number of common shares and an unlimited number of preferred shares. The Company had no shareholders or shares outstanding as at September 30, 2024 and December 31, 2023. Upon completion of the spin-off transaction and in accordance with the Plan of Arrangement , South Bow issued 207,570,409 common shares, representing 0.2 shares per pre-existing issued and outstanding common shares of TC Energy. The common shares of South Bow began trading on the Toronto and New York stock exchanges on October 2, 2024 and October 8, 2024.

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